Exhibit 99.1
news release
For Immediate Release
February 19, 2014
Employers Holdings, Inc. Reports Fourth Quarter and Full Year 2013 Earnings and Declares First Quarter 2014 Dividend
Key Highlights

•	Net written premiums increased 14% in the quarter and 19% in the full year

•	Net premiums earned increased 21% in the quarter and 28% in the full year

•	Total revenues increased 21% in the quarter and 25% in the full year

•	Net rate increased 8.8% overall and 12.9% in California in the full year

•	Despite increases in net rate, loss trends in California led to the selection of a loss provision rate of 77.0% for the full year, flat compared to 2012

•	Favorable development in the Loss Portfolio Transfer (LPT) Agreement ceded reserves of $13 million in the quarter and $27.5 million in the full year

•	Combined ratio before the LPT increased 5.7 percentage points in the quarter but improved 5.5 points in the full year primarily driven by improvement in the underwriting expense ratio

•	Income tax benefit of $8.4 million in the quarter and $10.7 million in the full year
Reno, Nevada-February 19, 2014-Employers Holdings, Inc. (“EHI” or the “Company”) (NYSE:EIG) today reported fourth quarter 2013 net income of $14.2 million or $0.44 per diluted share compared with net income of $87.8 million or $2.82 per diluted share in the fourth quarter of 2012. Full year net income was $63.8 million or $2.00 per diluted share in 2013 compared with $106.9 million or $3.37 per diluted share in 2012.
Net income includes the impact of the Loss Portfolio Transfer ("LPT") Agreement. Fourth quarter net income before impact of the LPT (the Company's non-GAAP measure described below) was negative $1.1 million or $(0.03) per diluted share in the fourth quarter of 2013 and $1.8 million or $0.06 per diluted share in the fourth quarter of 2012. Full year net income before impact of the LPT was $25.9 million or $0.81 per diluted share in 2013 compared with $7.0 million or $0.22 per diluted share in 2012.
Results of operations in the fourth quarter were primarily impacted by an increase in the current accident year loss estimate to 77.0% from 73.6% at September 30, 2013, which increased losses and LAE by $21.5 million. Results were impacted to a lesser extent by the following factors: (1) favorable development in the estimated reserves ceded under the LPT Agreement during 2013 which resulted in an $8.9 million adjustment to the Deferred Gain (LPT Reserve Adjustment) and an increase in net income of $8.9 million or $0.28 per diluted share; (2) unfavorable prior accident year loss development of $5.0 million, related to California loss reserves for the 2009 through 2011 accident years which increased losses and LAE by the same amount; and (3) an increase in the contingent commission receivable under the LPT Agreement that resulted in a $2.7 million adjustment to the deferred reinsurance gain, which reduced losses and LAE by the same amount (LPT Contingent Commission Adjustment) and resulted in an increase in net income of $2.7 million or $0.08 per diluted share.
Results of operations in the full year 2013 were primarily impacted by: (1) favorable development in the estimated reserves ceded under the LPT Agreement during 2013 which resulted in a $19.0 million cumulative adjustment to the Deferred Gain (LPT Reserve Adjustment); (2) unfavorable prior accident year loss development of $6.9 million, including $5.0 million related to California loss reserves for the 2009 through 2011 accident years and $1.9 million related to assigned risk business, which increased losses and LAE by the same amount during 2013; (3) an increase in the contingent commission receivable under the LPT Agreement that resulted in a $4.3 million cumulative adjustment, which reduced losses and LAE by the same amount (LPT Contingent Commission Adjustment); and (4) a reallocation of reserves from non-taxable periods prior to January 1, 2000, which reduced the effective tax rate by 13.9 percentage points, or $7.4 million, in 2013. Collectively, these items increased net income by $23.8 million for the year ended December 31, 2013 or $0.75 per diluted share.
President and Chief Executive Officer Douglas D. Dirks commented on the annual results: “We continued to build scale in our business throughout 2013. Consistent with our plan, at year-end we had 84,056 policies with a policy count growth of 5.3% and an increase in average policy size of 9.1% in the last twelve months. In-force premiums grew 14.9% as our focus on pricing resulted in a net rate increase of 8.8% year over year. Our net income before the LPT increased $0.59 per diluted share compared to 2012 and our combined ratio before the LPT improved 5.5 percentage points. The improvement in our annual results is largely attributable to the growth, pricing and cost containment initiatives we have implemented in recent years as our underwriting expense ratio improved 5.3 percentage points year over year. Our indemnity claims frequency was relatively unchanged for the first three quarters of 2013, compared to the same periods of 2012, and our loss experience indicated downward trends in medical and indemnity costs per claim that were reflected in our current accident year loss estimates. Throughout the first three quarters of the year, we continued to see modest increases in frequency and severity in California that were offset by improving loss trends elsewhere.”
Dirks commented on the quarterly results: “Our fourth quarter results reflect caution in providing for reserves related to our most recent accident year, 2013. Rather than continuing the decline in our loss provision rate which began in the first quarter of 2013, we raised the annual provision rate 3.4 percentage points since September 30, 2013 in response to adverse loss trends in the Los Angeles area. This increased our losses and LAE by $21.5 million and resulted in a current accident year loss provision rate of 77% which was flat relative to 2012. In addition to raising our provision rate for losses, we recognized modest unfavorable development of approximately $5 million for accident years 2009 through 2011, related to loss reserves in California.”
Dirks continued: “In the fourth quarter, we noted increases in indemnity claim frequency and severity in our book of business for the current accident year, 2013. The major driver of these increases was attorney involvement in open claims in Southern California. For example, the number of our open indemnity claims that have legal representation in California increased by 14 percentage points from January 1 through December 31 in 2013. Approximately 8 points of that increase occurred in the last three months of 2013. Industry data from the California Workers' Compensation Institute suggests that the cost of litigated indemnity claims is more than seven times the cost of non-litigated indemnity claims.”
Dirks discussed responses to California loss trends: "We have taken the following actions to address the more general loss trends in California and we believe these will also address what we saw in the fourth quarter of 2013.

•
First, in response to general loss trends in California, we adjusted pricing throughout 2013. This pricing primarily consists of filed rates and schedule credits and debits. These adjustments are evident in the 12.9% year over year increase in our California net rate.

•
Second, we have slowed policy count growth in California largely attributable to our business concentration in that state. Our year over year increase in policy count was just 2.6% in California compared with 9.2% in states other than California. At the same time, the percent of our total policies in hazard groups A through D has remained unchanged in California from 2012 to 2013.

•
Third, we stood up two additional operating companies in California and filed territorial multipliers for loss costs which will allow greater pricing flexibility for us. In addition, our three subsidiaries in California now have approved pure premium rates effective June 1, 2014, the average of which is 7% above the current rates for Employers Compensation Insurance Company. These companies will begin quoting business later this month for policies effective on June 1, 2014.

Dirks concluded: “While we are cautious about the long-term loss trends in the Los Angeles area of Southern California, we are optimistic about the actions we have taken to address them. We anticipate that the positive trends we experienced throughout 2013 including premium growth, fixed expense containment and our focus on pricing will continue into 2014. In addition, as we announced in the third quarter, we are continuing to implement a comprehensive review of our operations in order to generate further reductions in our expense ratio, increase efficiencies and continue to improve our service to customers. The cautionary steps we have taken in the fourth quarter in response to Southern California loss trends should not mask the more positive results we achieved in the full year, as in 2013 we more than tripled our 2012 net income before the LPT and improved our combined ratio before the LPT by more than five percentage points."
First Quarter 2014 Dividend
The Board of Directors declared a first quarter 2014 dividend of six cents per share. The dividend is payable on March 19, 2014 to stockholders of record as of March 5, 2014.
Conference Call and Web Cast; Form 10-K, Supplemental Materials
The Company will host a conference call on Thursday, February 20, 2014, at 8:30 a.m. Pacific Standard Time. The conference call will be available via a live web cast on the Company's web site at www.employers.com. An archived version will be available following the call. The conference call replay number is (888) 286-8010 with a pass code of 45660909. International callers may dial (617) 801-6888.
EHI expects to file its Form 10-K for the year ended December 31, 2013, with the Securities and Exchange Commission (“SEC”) on or about Thursday, February 20, 2014. The Form 10-K will be available without charge through the EDGAR system at the SEC's web site at www.sec.gov, and will also be posted on the Company's website, www.employers.com, through the “Investors” link.

The Company provides a list of portfolio securities in the Calendar of Events, Fourth Quarter “Investors” section of its web site at www.employers.com.
An investor presentation for the reporting period will be posted to the website.
Discussion of Non-GAAP Financial Measures
This earnings release includes non-GAAP financial measures used to analyze the Company's operating performance for the periods presented.
These non-GAAP financial measures exclude impacts related to the LPT Agreement deferred reinsurance gain. The 1999 LPT Agreement was a non-recurring transaction that does not result in ongoing cash benefits and, consequently, the Company believes these non-GAAP measures are useful in providing stockholders and management a meaningful understanding of the Company's operating performance. In addition, these measures, as defined, are helpful to management in identifying trends in the Company's performance because the items excluded have limited significance in current and ongoing operations.
The Company strongly urges stockholders and other interested persons not to rely on any single financial measure to evaluate its business. The non-GAAP measures are not a substitute for GAAP measures and investors should be careful when comparing the Company's non-GAAP financial measures to similarly titled measures used by other companies.
Net Income before impact of the LPT Agreement. Net income before (i) amortization of deferred reinsurance gain-LPT Agreement (ii) adjustments to LPT Agreement ceded reserves and (iii) adjustments to the contingent profit commission.
Deferred reinsurance gain-LPT Agreement. Deferred reinsurance gain–LPT Agreement reflects the unamortized gain from our LPT Agreement. Under GAAP, this gain is deferred and is being amortized using the recovery method. Amortization is determined by the proportion of actual reinsurance recoveries to total estimated recoveries over the life of the LPT Agreement, except for the contingent profit commission, which is amortized through June 30, 2024. The amortization is reflected in losses and LAE. We periodically reevaluate the remaining direct reserves subject to the LPT Agreement and the expected losses and LAE subject to the contingent profit commission under the LPT Agreement. Our reevaluations result in corresponding adjustments, if needed, to reserves, ceded reserves, contingent commission receivable, and the Deferred Gain, with the net effect being an increase or decrease, as the case may be, to net income.

(a)
Any adjustment to the contingent profit commission under the LPT Agreement results in a cumulative adjustment to the Deferred Gain, which is also recognized in losses and LAE incurred in the consolidated statement of income and comprehensive income, so that the Deferred Gain reflects the balance that would have existed had the revised contingent profit commission been recognized at the inception of the LPT Agreement. (LPT Contingent Commission Adjustments).

(b)
Any adjustment to the estimated reserves ceded under the LPT Agreement results in a cumulative adjustment to the Deferred Gain, which is also included in losses and LAE incurred in the consolidated statement of income and comprehensive income, so that the Deferred Gain reflects the balance that would have existed had the revised reserves been recognized at the inception of the LPT Agreement (LPT Reserve Adjustments).

Gross Premiums Written. Gross premiums written is the sum of both direct premiums written and assumed premiums written before the effect of ceded reinsurance. Direct premiums written represents the premiums on all policies the Company's insurance subsidiaries have issued during the year. Assumed premiums written represents the premiums that the insurance subsidiaries have received from an authorized state-mandated pool.
Net Premiums Written. Net premiums written is the sum of direct premiums written and assumed premiums written less ceded premiums written. Ceded premiums written is the portion of direct premiums written that are ceded to reinsurers under reinsurance contracts. The Company uses net premiums written, primarily in relation to gross premiums written, to measure the amount of business retained after cession to reinsurers.
Losses and LAE before impact of the LPT Agreement. Losses and LAE includes (i) amortization of deferred reinsurance gain-LPT Agreement (ii) adjustments to LPT Agreement ceded reserves and (iii) adjustments to the contingent profit commission.
Losses and LAE Ratio. The losses and LAE ratio is a measure of underwriting profitability. Expressed as a percentage, it is the ratio of losses and LAE to net premiums earned.
Commission Expense Ratio. Commission expense ratio is the ratio (expressed as a percentage) of commission expense to net premiums earned.
Underwriting and Other Operating Expense Ratio. The underwriting and other operating expense ratio is the ratio (expressed as a percentage) of underwriting and other operating expense to net premiums earned.

Combined Ratio. The combined ratio represents a summary percentage of claims and expenses to net premiums earned. The combined ratio is the sum of the losses and LAE ratio, the commission expense ratio, the policyholder dividends ratio and the underwriting and other operating expense ratio.
Combined Ratio before impact of the LPT Agreement. Combined ratio before impact of the LPT Agreement is the GAAP combined ratio before (i) amortization of deferred reinsurance gain-LPT Agreement (ii) adjustments to LPT Agreement ceded reserves and (iii) adjustments to the contingent profit commission.
Equity including deferred reinsurance gain-LPT Agreement. Equity including deferred reinsurance gain-LPT Agreement is total equity plus the deferred reinsurance gain-LPT Agreement.
Book value per share. Equity including deferred reinsurance gain-LPT Agreement divided by number of shares outstanding.
Net rate. Net rate, defined as total premium in-force divided by total insured payroll exposure, is a function of a variety of factors, including rate changes, underwriting risk profiles and pricing, and changes in business mix related to economic and competitive pressures.
Forward-Looking Statements
In this press release, the Company and its management discuss and make statements based on currently available information regarding their intentions, beliefs, current expectations, and projections regarding the Company's future operations and performance. Certain of these statements may constitute "forward-looking" statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and are often identified by words such as "may," "will," "could," "would," "should," "expect," "plan," "anticipate," "target," "project," "intend," "believe," "estimate," "predict," "potential," "pro forma," "seek," "likely," or "continue," or other comparable terminology and their negatives.
EHI and its management caution investors that such forward-looking statements are not guarantees of future performance. Risks and uncertainties are inherent in EHI's future performance. Factors that could cause the Company's actual results to differ materially from those indicated by such forward-looking statements include, among other things, those discussed or identified from time to time in EHI's public filings with the SEC, including the risks detailed in the Company's Quarterly Reports on Form 10-Q, the Company's Annual Reports on Form 10-K, trends in indemnity claim frequency, the Company's responses to California loss trends, expectations regarding premium growth, fixed expense containment and the Company's focus on pricing, and the Company's ongoing review of operations.
All forward-looking statements made in this press release reflect EHI's current views with respect to future events, business transactions and business performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may cause actual results to differ materially from those set forth in these statements. The business and results of EHI could be affected by, among other things, competition, pricing and policy term trends, the levels of new and renewal business achieved, market acceptance, changes in demand, the frequency and severity of catastrophic events, actual loss experience including increased loss costs nationally and in California, uncertainties in the loss reserving and claims settlement process, new theories of liability, judicial, legislative, regulatory and other governmental developments, litigation tactics and developments, investigation developments, accounting changes, the amount and timing of reinsurance recoverables, credit developments among reinsurers, changes in the cost or availability of reinsurance, market developments (including adverse developments in financial markets as a result of, among other things, changes in local, regional or national economic conditions and volatility and deterioration of financial markets), credit and other risks associated with EHI's investment activities, significant changes in investment yield rates, rating agency action, possible terrorism or the outbreak and effects of war, economic, political, regulatory, insurance and reinsurance business conditions (including pricing conditions), relations with and performance of employees and agents, observed market conditions (including trends in rates, losses and claim frequency), EHI's growth rate, capital needs at EHI's operating companies, strategic initiatives, and other factors identified in EHI's filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made.
The SEC filings for EHI can be accessed through the “Investors” link on the Company's website, www.employers.com, or through the SEC's EDGAR Database at www.sec.gov (EHI EDGAR CIK No. 0001379041). EHI assumes no obligation to update this release or the information contained herein, which speaks as of the date issued.
CONTACT:
Media: Ty Vukelich, (775) 327-2677, tvukelich@employers.com.
Analysts: Vicki Erickson Mills, (775) 327-2794, vericksonmills@employers.com.
© 2014 MPLOYERS. All rights reserved.

EMPLOYERS® and America's small business insurance specialist® are registered trademarks of Employers Insurance Company of Nevada. Insurance is offered through Employers Compensation Insurance Company, Employers Insurance Company of Nevada, Employers Preferred Insurance Company, and Employers Assurance Company. Not all insurers do business in all jurisdictions.

Employers Holdings, Inc.
Consolidated Statements of Comprehensive Income

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in thousands, except per share data)	2013	2012	2013	2012
Revenues	(unaudited)
Gross premiums written	$156,270	$137,407	$689,870	$580,327
Net premiums written	$153,559	$134,595	$678,466	$569,676
Net premiums earned	$169,992	$140,843	$642,349	$501,464
Net investment income	17,915	18,175	70,764	72,363
Realized gains on investments, net	3,794	487	9,529	5,048
Other income	663	82	939	307
Total revenues	192,364	159,587	723,581	579,182
Expenses
Losses and loss adjustment expenses	136,902	22,760	463,579	287,910
Commission expense	19,792	18,462	78,258	65,580
Underwriting and other operating expense	29,042	31,192	125,324	124,644
Interest expense	826	848	3,246	3,504
Total expenses	186,562	73,262	670,407	481,638

Net income before income taxes	5,802	86,325	53,174	97,544
Income tax (benefit) expense	(8,359)	(1,444)	(10,650)	(9,347)
Net income	$14,161	$87,769	$63,824	$106,891
Less impact of the LPT Agreement:
Amortization of Deferred Gain related to losses	3,115	3,763	12,890	15,393
Amortization of Deferred Gain related to contingent commission	526	765	1,710	1,583
Impact of the LPT Reserve Adjustments	8,874	73,349	18,986	73,349
Impact of the LPT Contingent Commission Adjustments	2,731	8,106	4,348	9,609
Net income before LPT Agreement	$(1,085)	$1,786	$25,890	$6,957
Comprehensive income
Unrealized gains (losses) during the period (net of taxes of $(17,734) and $8,675 for the periods ended December 31, 2013 and 2012, respectively)	$1,670	$(9,822)	$(32,937)	$16,111
Reclassification adjustment for realized gains in net income (net of taxes of $3,335 and $1,767 for the periods ended December 31, 2013 and 2012)	(2,466)	(316)	(6,194)	(3,281)
Other comprehensive income (loss), net of tax	(796)	(10,138)	(39,131)	12,830
Total comprehensive income	$13,365	$77,631	$24,693	$119,721
Weighted average shares outstanding
Basic	31,356,077	30,839,338	31,142,534	31,476,056
Diluted	32,139,146	31,102,453	31,938,167	31,722,057
Earnings per common share
Basic	$0.45	$2.85	$2.05	$3.40
Diluted	0.44	2.82	2.00	3.37
Earnings per common share attributable to the LPT Agreement
Basic	$0.48	$2.79	$1.22	$3.18
Diluted	0.47	2.76	1.19	3.15
Earnings per common share before the LPT Agreement
Basic	$(0.03)	$0.06	$0.83	$0.22
Diluted	(0.03)	0.06	0.81	0.22

Employers Holdings, Inc.
Consolidated Balance Sheets
(in thousands, except share and per share data)

	As of	As of
	December 31, 2013	December 31, 2012
Assets
Available for sale:
Fixed maturity securities at fair value (amortized cost $2,116,064 at December 31, 2013 and $1,869,142 at December 31, 2012)	$2,182,546	$2,024,428
Equity securities at fair value (cost $89,689 at December 31, 2013 and $81,067 at December 31, 2012)	162,312	125,086
Total investments	2,344,858	2,149,514
Cash and cash equivalents	34,503	140,661
Restricted cash and cash equivalents	6,564	5,353
Accrued investment income	20,255	19,356
Premiums receivable, less bad debt allowance of $7,064 at December 31, 2013 and $5,957 at December 31, 2012	279,080	223,011
Reinsurance recoverable for:
Paid losses	8,412	9,467
Unpaid losses, including bad debt allowance of $389 at December 31, 2013	742,666	805,386
Deferred policy acquisition costs	43,532	38,852
Deferred income taxes, net	58,062	26,231
Property and equipment, net	16,616	14,680
Intangible assets, net	9,685	10,558
Goodwill	36,192	36,192
Contingent commission receivable–LPT Agreement	25,104	19,141
Other assets	17,920	12,937
Total assets	$3,643,449	$3,511,339

Liabilities and stockholders' equity
Claims and policy liabilities:
Unpaid losses and loss adjustment expenses	$2,330,491	$2,231,540
Unearned premiums	303,967	265,149
Total claims and policy liabilities	2,634,458	2,496,689
Commissions and premium taxes payable	45,314	40,825
Accounts payable and accrued expenses	18,711	19,522
Deferred reinsurance gain–LPT Agreement	249,072	281,043
Notes payable	102,000	112,000
Other liabilities	25,191	21,879
Total liabilities	$3,074,746	$2,971,958

Employers Holdings, Inc.
Consolidated Balance Sheets
(in thousands, except share and per share data)
(Continued)

	As of	As of
	December 31, 2013	December 31, 2012
Commitments and contingencies

Stockholders’ equity:
Common stock, $0.01 par value; 150,000,000 shares authorized; 54,672,904 and 54,144,453 shares issued and 31,299,930 and 30,771,479 shares outstanding at December 31, 2013 and 2012, respectively	$547	$542
Preferred stock, $0.01 par value; 25,000,000 shares authorized; none issued	—	—
Additional paid-in capital	338,090	325,990
Retained earnings	502,198	445,850
Accumulated other comprehensive income, net	90,418	129,549
Treasury stock, at cost (23,372,974 shares at December 31, 2013 and 2012)	(362,550)	(362,550)
Total stockholders’ equity	568,703	539,381
Total liabilities and stockholders’ equity	$3,643,449	$3,511,339

Equity including deferred reinsurance gain - LPT
Total stockholders’ equity	$568,703	$539,381
Deferred reinsurance gain - LPT Agreement	249,072	281,043
Total equity including deferred reinsurance gain - LPT Agreement (A)	$817,775	$820,424
Shares outstanding (B)	31,299,930	30,771,479
Book value per share (A * 1000) / B	$26.13	$26.66

Employers Holdings, Inc.
Consolidated Statements of Cash Flows
(in thousands)

	Twelve Months Ended
	December 31,
	2013	2012
Operating activities
Net income	$63,824	$106,891
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,080	5,601
Stock-based compensation	5,622	6,141
Amortization of premium on investments, net	8,969	7,019
Deferred income tax benefit	(10,761)	(10,999)
Realized gains on investments, net	(9,529)	(5,048)
Other	241	134
Change in operating assets and liabilities:
Premiums receivable	(57,175)	(62,979)
Reinsurance recoverable for paid and unpaid losses	63,775	136,716
Federal income taxes recoverable	(3,663)	100
Unpaid losses and loss adjustment expenses	98,951	(40,823)
Unearned premiums	38,818	70,216
Accounts payable, accrued expenses and other liabilities	(1,080)	2,132
Deferred reinsurance gain-LPT Agreement	(31,971)	(84,920)
Contingent commission receivable–LPT Agreement	(5,963)	(15,014)
Other	(2,413)	16,082
Net cash provided by operating activities	163,725	131,249
Investing activities
Purchase of fixed maturity securities	(514,210)	(444,001)
Purchase of equity securities	(30,499)	(30,979)
Proceeds from sale of fixed maturity securities	52,471	50,465
Proceeds from sale of equity securities	30,652	16,147
Proceeds from maturities and redemptions of investments	206,843	227,888
Proceeds from sale of fixed assets	780	226
Capital expenditures and other	(3,716)	(5,116)
Restricted cash and cash equivalents (used in) provided by investing activities	(1,211)	946
Net cash (used in) provided by investing activities	(258,890)	(184,424)
Financing activities
Acquisition of treasury stock	—	(41,795)
Cash transactions related to stock-based compensation	6,462	839
Dividends paid to stockholders	(7,455)	(7,508)
Payments on notes payable	(10,000)	(10,000)
Net cash used in financing activities	(10,993)	(58,464)
Net (decrease) increase in cash and cash equivalents	(106,158)	(111,639)
Cash and cash equivalents at the beginning of the period	140,661	252,300
Cash and cash equivalents at the end of the period	$34,503	$140,661

Employers Holdings, Inc.
Calculation of Combined Ratio before the Impact of the LPT Agreement
(in thousands, except for percentages)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012
	(unaudited)
Net premiums earned	$169,992	$140,843	$642,349	$501,464

Losses and loss adjustment expenses	$136,902	$22,760	$463,579	$287,910
Loss & LAE ratio	80.5%	16.2%	72.2%	57.4%

Amortization of Deferred Gain related to losses	$3,115	$3,763	$12,890	$15,393
Amortization of Deferred Gain related to contingent commission	526	765	1,710	1,583
LPT Reserve Adjustments	8,874	73,349	18,986	73,349
LPT Contingent Commission Adjustments	2,731	8,106	4,348	9,609
Impact of LPT	9.0%	61.0%	5.9%	19.9%
Loss & LAE before impact of LPT	$152,148	$108,743	$501,513	$387,844
Loss & LAE ratio before impact of LPT	89.5%	77.2%	78.1%	77.3%

Commission expense	$19,792	$18,462	$78,258	$65,580
Commission expense ratio	11.6%	13.1%	12.2%	13.1%

Underwriting & other operating expenses	$29,042	$31,192	$125,324	$124,644
Underwriting & other operating expenses ratio	17.2%	22.1%	19.5%	24.8%

Total expenses	$185,736	$72,414	$667,161	$478,134
Combined ratio	109.3%	51.4%	103.9%	95.3%

Total expense before impact of the LPT	$200,982	$158,397	$705,095	$578,068
Combined ratio before the impact of the LPT	118.2%	112.5%	109.8%	115.3%

Reconciliations to Current Accident Period Combined Ratio:
Losses & LAE before impact of LPT	$152,148	$108,743	$501,513	$387,844
Plus: Unfavorable prior period reserve development	(5,137)	(520)	(6,934)	(1,800)
Accident period losses & LAE before impact of LPT	$147,011	$108,223	$494,579	$386,044

Losses & LAE ratio before impact of LPT	89.5%	77.2%	78.1%	77.3%
Plus: Unfavorable prior period reserve development ratio	(3.0)	(0.4)	(1.1)	(0.3)
Accident period losses & LAE ratio before impact of LPT	86.5%	76.8%	77.0%	77.0%

Combined ratio before impact of the LPT	118.2%	112.5%	109.8%	115.3%
Plus: Unfavorable prior period reserve development ratio	(3.0)	(0.4)	(1.1)	(0.3)
Accident period combined ratio before impact of LPT	115.2%	112.1%	108.7%	115.0%